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                                                                     EXHIBIT 5.1

                    [Fulbright & Jaworski l.l.p. Letterhead]





Vion Pharmaceuticals, Inc.
Four Science Park
New Haven, Connecticut 06511

June 30, 2003

Ladies and Gentlemen:

         We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about June 30, 2003 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, of 5,769,225 shares of your common stock, $0.01 par value per share (the "Common Stock") to be sold by certain stockholders listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by such stockholders in the manner set forth in the Registration Statement.

         Upon the basis of such examination, we advise you that in our opinion
(i) 3,846,150 shares of Common Stock outstanding on the date hereof that are being registered for resale by the stockholders have been duly and validly authorized and legally issued and are fully paid and non-assessable and (ii) 1,923,075 shares of Common Stock issuable upon the exercise of the warrants when issued in accordance with terms of the warrants will be duly and validly authorized, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.


                                            /s/ Fulbright & Jaworski L.L.P.